Exhibit 10.56

Summary of Compensation for Non-Employee Directors

As of December 31, 2008, PC Connection, Inc.’s (the “Company’s”) non-employee directors consisted of: (i) Bruce Barone; (ii) Joseph Baute; and (iii) Donald Weatherson. Effective June 1, 2008, each non-employee director received a standard quarterly retainer fee of $10,000 for service on the Board as well as $2,500 for each individual board meeting attended. Previously, each non-employee director was paid $9,000 per quarter and $1,500 for each board meeting attended. Non-employee directors continued in 2008 to receive $1,500 for each committee meeting attended. The table below sets forth the total retainer fee paid in 2008, per board meeting fees from June 1, 2008, and per committee meeting fees paid to our non-employee directors in 2008:

Director	Total Retainer Fee Paid in 2008(1)	Fee Per Board Meeting Attended	Fee Per Committee Meeting Attended
Bruce Barone	$38,000	$2,500	$1,500
Joseph Baute	$38,000	$2,500	$1,500
Donald Weatherson	$38,000	$2,500	$1,500

(1)	In addition, the non-employee directors receive reimbursement for all reasonable expenses incurred in attending board and committee meetings.